 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2016

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32349

Bermuda	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

(441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off−Balance Sheet Arrangement of a Registrant.

On July 14, 2016, Signet Group Limited, Signet Group Treasury Services Inc. and Sterling Jewelers Inc. as borrowers (collectively, the “Borrowers”), subsidiaries of Signet Jewelers Limited (the “Company”), and the Company entered into an amendment and restatement of their existing credit agreement, among, the Company, the Borrowers, various financial institutions as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents party thereto (the “Second Amended and Restated Credit Agreement”).  The Second Amended and Restated Credit Agreement replaces the Company’s existing credit agreement, dated as of May 27, 2014, by and among the Company, Signet Group Limited, as borrower, Signet Group Treasury Services Inc., as borrower, Sterling Jewelers Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  The Company has guaranteed the obligations of the Borrowers under the Second Amended and Restated Credit Agreement and is also directly bound by certain of the covenants contained in the Second Amended and Restated Credit Agreement.

The Second Amended and Restated Credit Agreement provides for a $700.0 million 5-year senior unsecured revolving credit facility and a $357.5 million 5-year senior unsecured term loan, and has a maturity date of July 14, 2021.  Borrowings under the Second Amended and Restated Credit Agreement will bear interest, at the Borrowers’ option, at either (i) a base rate plus a sliding scale rate based on the Company’s “Fixed Charge Coverage Ratio” (as defined in the Second Amended and Restated Credit Agreement) (an “ABR Borrowing”) or (ii) an adjusted LIBO rate plus a sliding scale rate based on the Company’s Fixed Charge Coverage Ratio (a “Eurocurrency Borrowing”).  Interest shall be payable, in the case of an ABR Borrowing, on the last day of each March, June, September and December and, in the case of a Eurocurrency Borrowing, on the last day of each interest period applicable to such Eurocurrency Borrowing, but not less often than every three months.  Commitment fee rates range from 0.20% to 0.35% based on the Company’s Fixed Charge Coverage Ratio and are payable quarterly in arrears and on the date of termination or expiration of commitments.

The Second Amended and Restated Credit Agreement limits the Company’s ability to, among other things and subject to certain baskets contained therein, allow its subsidiaries who are not guarantors of the Second Amended and Restated Credit Agreement to incur certain types of debt, create certain other liens on its assets, make certain investments, sell certain assets, undertake certain transactions with affiliates, enter into certain merger transactions, enter into unrelated businesses and, under certain circumstances make dividend payments and stock repurchases.  The Second Amended and Restated Credit Agreement also contains certain representations and warranties, financial reporting requirements and other affirmative and negative covenants.  The Second Amended and Restated Credit Agreement requires that the Company maintain a “Leverage Ratio” (as defined in the Second Amended and Restated Credit Agreement) not to be greater than 2:50 to 1.00 and a minimum “Fixed Charge Coverage Ratio” (as defined in the Second Amended and Restated Credit Agreement) not to be less than 1:40 to 1.00, both determined as of the end of each fiscal quarter of the Company.

The Second Amended and Restated Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, if an event of default occurs and is continuing, the interest rate on all outstanding obligations may be increased, payments of all outstanding loans may be accelerated and/or the Lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Second Amended and Restated Credit Agreement shall automatically become immediately due and payable, and the Lenders’ commitments will automatically terminate.

The Second Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Second Amended and Restated Credit Agreement and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1
Second Amended and Restated Credit Agreement, dated as of July 14, 2016, by and among Signet Jewelers Limited, as Parent, Signet Group Limited, Signet Group Treasury Services Inc. and Sterling Jewelers Inc. as borrowers, the additional borrowers from time to time party thereto, the financial institutions from time to time party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent and the other parties party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: July 14, 2016
	By:	/s/ Michele Santana
	Name:	Michele Santana
	Title:	Chief Financial Officer

EXHIBIT INDEX

10.1
Second Amended and Restated Credit Agreement, dated as of July 14, 2016, by and among Signet Jewelers Limited, as Parent, Signet Group Limited, Signet Group Treasury Services Inc. and Sterling Jewelers Inc. as borrowers, the additional borrowers from time to time party thereto, the financial institutions from time to time party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent and the other parties party thereto.

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